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                                                                   EXHIBIT 10.42
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February 10, 1998



Mr. E. Y. Snowden
801 Great Windermere Court
Great Falls, VA 22006


Dear E. Y.:

On behalf of myself and our Board of Directors, I am pleased to offer you the position of President & Chief Executive Officer of Boston Communications Group. You will also be elected as a member of the Board of Directors. The following are the key elements of the offer:

1. Boston Communications Group agrees to employ you in the position of President & Chief Executive Officer of the company, reporting to the Chairman of the Board of Directors. During your employment you agree to devote substantially all of your normal business time and attention to the affairs of Boston Communications Group and the promotion of its interests and will carry out such duties as described by the Board of Directors.

2. You will be paid a salary at an annual rate of $250,000 and be paid bi-weekly ($9615.38 per pay period). This figure will be reviewed at least annually and may be increased periodically by the Board of Directors.

3. You will be eligible for an annual bonus of up to 40% of your base salary upon meeting certain goals and objectives. These goals and objectives will be mutually agreed upon between yourself and the Board of Directors during your first three months of employment.

4. You will be granted options for 400,000 shares of stock in Boston Communications Group, vesting 20% on your date of hire with Boston Communications Group and 20% per year over a four year period on each one-year anniversary of your hire. The exercise price of the options will be determined by the compensation committee of the Board of Directors within two weeks of your joining the company, but in no event will be greater than the stock's fair market value on your hire date. In the event that, within 12 months from your date of hire, you voluntarily resign from the company for reasons other than a change in control of the company which results in a demotion in your title, a diminution in responsibilities, or removal from the board, you must pay the company an amount equal to the difference of (1) the aggregate fair market value on the date of exercise of all options exercised by you which had been granted under this paragraph 4, less (2) the product of
   (a) the number of such options exercised multiplied by (b) the exercise price of the options. In the event there is a change in control of the company, then you will vest 50% of your granted options on the date of change in control if the date is within your first 12 months of employment and you will vest in 100% of your granted options if the date is after 12 months of employment. A change of control includes an acquisition of the company by an unaffiliated entity or person whether by merger or the sale of all or substantially all of the company's assets, or the sale by the company of more than fifty percent (50%) of the company's outstanding voting stock to an unaffiliated entityor organization.

5. You will be eligible to participate in all Boston Communications Group benefit programs as outlined in the attached package. In addition, you will be eligible to participate in supplemental life insurance up to three times your base salary, short-term disability insurance up to two-thirds of your base salary, long-term disability insurance up to 60% of your base salary, and Directors' and Officers' insurance customary for a Chief Executive Office of a publicly-held company. The cost of this supplemental insurance will be borne by the company. In addition, you will be entitled to 4 weeks of vacation per year.


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6. The company will provide you with a severance package to cover you in the event that the Boston Communications Group terminates your employment without cause, or in the event there is a change in control of the company that results in demotion in your title, diminution in responsibilities, or removal from the board. Without cause shall mean for any reason other than:

   a. Illegal acts (other than minor traffic violations, misdemeanors, or other acts that do not result in criminal conviction) including convictions for theft or embezzlement.

   b. Material violation of published, written policies of the company.

   c. Irresponsible, unauthorized acts of a willful nature in the performance of duties that have a substantial financial impact on the company or significantly affect the company's public image.

   That package will provide you with base salary and benefit continuance from the time of your involuntary termination for up to twelve months thereafter or until such time as you become employed, whichever is the lesser of the two, at which time all payments will cease.

7. Boston Communications Group will provide relocation assistance related to your move from Great Falls, VA to the Greater Boston, MA area as outlined in Attachment.

8. You will be asked to sign a non-disclosure and non-compete agreement. The non-compete agreement will be coextensive with the severance pay package in paragraph 6 above.

9. In making this offer, the company understands that you are not under any obligation to any former employer, person, firm or corporation that would prevent, limit or impair, in any way, the performance by you of the duties as an employee of the company.

The preceding sets forth all the terms of Boston Communications Group offer to employ you. If this offer is in accordance with your understanding and acceptable to you, please sign, date and return to me a copy of this letter.

E. Y., I am confident that Boston Communications Group can offer you an exciting and rewarding career. The Board of Directors are very enthusiastic about you joining the company as President & Chief Executive Officer and look forward to your positive response.

Sincerely,

/s/ Paul Tobin

Paul Tobin
Chairman


I am in agreement with the terms as stated and will accept this offer of employment made by Boston Communications Group:


/s/ E.Y. Snowden                        2/10/98
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Name                                    Date


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                                  Attachment
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Relocation Expenses - E.Y. Snowden
----------------------------------

Boston Communications Group will provide relocation assistance to E.Y. Snowden as follows:

1. Boston Communications Group will reimburse you for the costs (real estate fees and customary costs, including up to 1% of the sales price of the home which may be offered to the buyer of the house as a customary purchase incentive) of selling your home in Great Falls, VA.

2. The company will pay the costs associated with moving of your personal items from your present home in Great Falls, VA to the Greater Boston area.

3. You will be reimbursed to expenses associated for house-hunting trips to the Boston area for you and your wife.

4. You will be reimbursed for reasonably temporary housing and commuting costs for up to six months prior to your move to the Boston area.

5. Boston Communications Group will reimburse you for the customary costs (closing costs, legal fees, etc.) of purchasing a new home in the Greater Boston area.

6. All reimbursements would be "grossed up" to account for federal taxes.


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